Exhibit 14.1

Sensus Healthcare, Inc. Code of Ethics and Business Conduct

1.     Introduction.

1.1      Sensus Healthcare, Inc.’s reputation for honesty, integrity, and adhering to the highest ethical standards and conduct is the sum of the personal reputations of its directors, officers and other employees. To protect this reputation and to promote compliance with applicable laws, rules and regulations, the Board of Directors of the Company has adopted this Code of Ethics and Business Conduct. As director, officer or other employee of the Company, you and the Company have a shared responsibility to make compliance and good business practice part of the fabric of the Company. Note, however, that this Code is only one aspect of the Company’s commitment. You must also be familiar with and comply with all other applicable policies, including, without limitation, those contained in the Company’s Employee Handbook.

1.2      This Code sets out the basic standards of ethics and conduct to which you are held, but will not cover all situations. If you have any doubts whatsoever as to the propriety of a particular situation, you should submit it in writing to the In-House Corporate Counsel of the Company (or to the Audit Committee of the Company if you are a director or executive officer).

1.3      This Code is intended to:

(a)      promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)      promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c)      promote compliance with applicable governmental laws, rules and regulations;

(d)      promote the protection of Company assets, including corporate opportunities and confidential information;

(e)      promote fair dealing practices;

(f)      promote prompt internal reporting of violations of the Code and deter wrongdoing; and

(g)      promote accountability for adherence to the Code.

1.4      You are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 9, Reporting and Enforcement. You are required to execute the acknowledgment at the end this Code acknowledging your receipt and understanding of this Code and its provisions. If authorized by the Company, you may affix your signature to the acknowledgement electronically using the methods deemed appropriate by the Company.

2.     Honest and Ethical Conduct.

2.1      It is Company policy to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2      You must act with integrity and observe the Company’s ethical standards of business conduct in your dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom you have contact in the course of performing your responsibilities for or on behalf of the Company. In this regard, you must act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or allowing your independent judgment to be subordinated.

3.     Conflicts of Interest.

3.1      A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family, friends or business partners or associates) interferes, or even appears to interfere, with the interests of the Company as a whole. For example, a conflict of interest will arise if you take actions or have interests that may make it difficult to perform your work for the Company objectively and effectively. A conflict of interest will also arise if you receive an improper personal benefit as a result of your position in the Company. Any actual or apparent conflict of interest between you and the Company must be handled in an ethical manner. Even the appearance of a conflict of interest can damage your reputation or that of the Company.

3.2      Conflicts of interest are prohibited as a matter of Company policy, except as permitted by the Audit Committee.

3.3      If you become aware of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest or otherwise have questions about a potential conflict of interest, you must promptly report the issue or question to the Corporate Counsel (or the Audit Committee if you are a director or executive officer). The Corporate Counsel (or Audit Committee) must take appropriate action, including compliance with applicable rules of the exchange on which the Company’s stock is traded.

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3.4      The following standards apply to certain common situations where potential conflicts of interest may arise.

(a)      Loans. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. As a result, any such loans or guarantees present a prohibited conflict of interest unless approved by the Audit Committee. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

(b)      Gifts and Entertainment. You may accept personal gifts and entertainment offered by persons doing business with the Company only when offered in the ordinary and normal course of the business relationship. However, the frequency and cost of any such gifts or entertainment should not compromise or appear to compromise your ability to exercise independent judgment on behalf of the Company. In any situation where a cash gift is offered or the value of a gift given exceeds $250, you must disclose such gift to the Corporate Counsel. The Corporate Counsel will report such gifts to the Audit Committee, which will determine how such gifts should be handled.

(c)      Financial Interests in Other Organizations. The determination of whether any outside investment, financial arrangement or other interest in another organization presents an actual or apparent conflict of interest depends on the facts and circumstances of each case. Ownership of an interest in another organization by you, whether direct or indirect, may present a conflict of interest if the other organization has a material business relationship with, or is a direct competitor of, the Company and your ownership interest is of such a size that your ability to exercise independent judgment on behalf of the Company is or may appear to be compromised. As a general rule, a passive investment would not likely be considered a conflict of interest if it: (i) is in publicly traded shares; (ii) represents less than 1% of the outstanding equity of the organization in question; and (iii) represents less than 5% of your net worth. Other interests may also be allowable, depending on the circumstances.

(d)      Outside Business Activities. Determination of whether any outside position held by you presents a conflict of interest will depend on the facts and circumstances of each case. Involvement in trade associations, professional societies, and charitable and similar organizations will not generally be viewed as improper. However, if those activities are likely to conflict or will appear to conflict with your responsibilities to the Company, you must obtain prior approval from the Corporate Counsel (or from the Audit Committee if you are a director or executive officer) to participate in such activities. Furthermore, the following circumstances will present a prohibited conflict of interest unless approved by the Audit Committee: (a) your involvement with or in an organization, association or activity that may interfere with your ability to devote proper time and attention to your responsibilities to the Company; and (b) your involvement with or in an organization, association or activity with which the Company does business or competes. If you are a director, employment or any other affiliation with an organization with which the Company does business or competes must be fully disclosed to the Audit Committee and must satisfy any other applicable standards established by the exchange on which the Company’s stock is traded, any requirements or prohibitions under applicable laws and regulations, and any Company corporate governance guidelines or policies.

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(e)      Corporate Opportunities. You owe a duty to the Company to advance its interests when the opportunity arises. Accordingly, you are prohibited from taking for yourself personally (or for the benefit of your friends or family members) opportunities that you discover through the use of Company assets, property, or information, or as a result of your position with the Company. Additionally, you may not use Company assets, property, information or position for personal gain (including gain of your friends or family members). Also, you may not compete with the Company.

(f)      Indirect Violations. You must not indirectly, through a family member, affiliate, friend, partner or associate, have any interest or engage in any activity that would otherwise violate this Code if you had a direct interest or engaged in the activity. Any such relationship should be fully disclosed to the Corporate Counsel (or the Audit Committee if you are a director or executive officer), who or which will make the determination of whether the relationship presents a conflict of interest based on the standards set forth in this Code.

4.     Compliance with Laws, Rules and Regulations.

4.1      You must comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2      Although not all directors, officers and other employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. You must seek advice from the Corporate Counsel if you have questions about compliance requirements, or their applicability to a particular situation.

4.3      Without limiting the generality of this Section 4, you must comply with the Company’s Insider Trading Policy.

5.     Disclosure.

5.1      As a publicly traded company, the Company must comply with various securities laws, regulations, and reporting obligations. U.S. federal laws and this Company’s associated policies and procedures require that the Company disclose accurate and complete information regarding its business, financial condition, and results from operations. It is Company policy to provide full, fair, accurate, timely, and understandable disclosure in all reports and documents filed with, or submitted to, the SEC and in all other public communications made by the Company. Inaccurate, incomplete, or untimely reporting will not be tolerated and may result in legal liability on the Company, and in certain cases, on you.

5.2      You may be called upon to provide information to complete the Company’s public reporting, and to assure that such reports are complete, fair and understandable. You must take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements. Furthermore, if you contribute in any way to the preparation or verification of the Company's financial statements and other financial information, you must follow Company policies aimed to ensure that the Company's books, records and accounts are accurately maintained. In connection with any of the foregoing, you must cooperate fully with the Company's accounting department, as well as the Company's independent public accountants and the Corporate Counsel and outside counsel, if any.

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6.     Protection and Proper Use of Company Assets.

6.1      You must protect the Company's assets and follow Company policies aimed to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and are prohibited.

6.2      All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3      The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.     Confidentiality. Confidential information includes all non-public information that might be of use to competitors of, or harmful to, the Company or persons with whom the Company does business, if disclosed. You have a duty to retain all confidential information entrusted to you. This includes information regarding the Company’s intellectual property, customer information, and confidential employee information, but this list is not exhaustive. The sharing of confidential information with unauthorized third-parties is prohibited. However, disclosure of such information may be required in some circumstances, including instances when disclosure is authorized or legally mandated by a state or government agency. In such instances, the Corporate Counsel will advise you as to what information you may disclose. If you violate you confidentiality obligations, you will be subject to disciplinary action, up to and including dismissal, and civil or criminal penalties. If you have any questions regarding confidential information (including whether particular information constitutes confidential information), or are or become aware of a possible breach of confidentiality, you must promptly direct your question or the possible breach to the Corporate Counsel.

8.     Fair Dealing. You must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom you have contact in the course of performing your responsibilities for or on behalf of the Company. In acting for or on behalf of the Company, you may not take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

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9.     Reporting and Enforcement.

9.1      General Policy. The Company desires to promote ethical behavior. If you encounter a compliance or ethical dilemma, you are encouraged to talk to your supervisor, the Corporate Counsel or other appropriate personnel. Please see the Company’s Whistleblower Policy for details on reporting illegal or unethical conduct and the protections the Company provides. The Company emphasizes confidentiality and will make efforts to protect your identity whenever you interact with any element of the compliance system. In some instances, however, it may be impossible to keep your identity confidential because of the demands of conducting a thorough investigation or because of certain legal requirements. If you are concerned about confidentiality, you may consider reporting on an anonymous basis.

9.2      Reporting and Investigation of Violations.

(a)      You must report actions prohibited or that may likely be prohibited by this Code to the Corporate Counsel (or to the Audit Committee if you are a director or executive officer). If a report is made to the Corporate Counsel that relates to actions of a director or an executive officer, the Corporate Counsel must report the action to the Audit Committee.

(b)      Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously.

(c)      After receiving a report of an alleged prohibited action, the Corporate Counsel or Audit Committee, as applicable, must promptly take all appropriate actions necessary to investigate. If any report relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of the Company’s system of internal controls, a copy of the report must be promptly provided to the Chairman of the Audit Committee, which may participate in the investigation and resolution of the matter.

(d)      You must cooperate in any internal investigation of misconduct.

9.3      Enforcement.

(a)      The Company must take prompt and consistent action against violations of this Code.

(b)      If, after investigating a report of an alleged prohibited action, the Corporate Counsel or the Audit Committee, as applicable, determines that a violation of this Code has occurred:(i) if the Corporate Counsel has made the determination, he or she must report such determination to the Audit Committee, (ii) if the Audit Committee has made the determination, it must report such determination to the Board, and make a recommendation for necessary action as it deems appropriate.

(c)      Upon receipt of a determination that there has been a violation of this Code, the Audit Committee or the Board (as applicable) will take such preventative, disciplinary or other action as it deems appropriate, which in the case of the Audit Committee may include referral of the matter to the Board, together with a recommendation for necessary action as it deems appropriate, and which in the case of the Board, shall take into account the recommendation of the Audit Committee. Actions by the Audit Committee or the Board may include the reassignment, demotion, or dismissal of involved parties and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

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9.4      Waivers of the Code. The Board or the Audit Committee may consider and grant waivers of this Code. However, any waiver of this Code for an executive officer or director may be made only by Board and will be promptly disclosed to the extent required under the rules of the exchange on which the Company’s stock is traded. If you are involved in any matter subject to this Code, you may be required to agree to conditions before a waiver or a continuing waiver is granted.

9.5      Prohibition on Retaliation.

The Company encourages directors, officers and other employees to bring issues and concerns forward to management without fear of retaliation. The Company does not tolerate acts of retaliation against any director, officer or other employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

10.   Compliance Standards and Procedures.

10.1    This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. This Code is in addition to other policies, practices or instructions of the Company and its contents must be viewed within the framework of these other policies, practices, instructions and the requirements of the law. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

10.2    In some situations, it may be difficult to know whether an action (or inaction) or activity is improper. Because this Code does not anticipate every situation that will arise, it is important to approach a new question or problem in a deliberate fashion. Specifically:

(a)      Determine if you know all the facts.

(b)      Identify exactly what it is that concerns you.

(c)      Discuss the problem with the Corporate Counsel (or the Audit Committee if you are a director or executive officer).

(d)      Seek guidance before taking any action that you believe may be unethical or dishonest.

10.3    You are subject to and governed by the following principles:

(a)      Compliance with the law is mandatory;

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(b)      You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

(c)      If you are a supervisor, director or officer, you must use your best efforts to educate others and require compliance with this Code;

(d)      No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

(e)      Any attempt by you to induce another person to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

(f)       Any retaliation or threat of retaliation against any person for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and the Whistleblower Policy and may be a violation of law;

(g)      Except as otherwise determined by the Audit Committee, reported violations of this Code will be investigated.

10.4     This Code should not be construed as a contract of employment and does not change any person's status as an at-will employee. This Code is for the benefit of the Company, and no other person is entitled to enforce this Code.

10.5     This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

Adopted February 26, 2016

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Acknowledgment of Receipt and Review

I, _______________________, acknowledge that I have received and read a copy of the Sensus Healthcare, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Corporate Counsel (or the Audit Committee if I am a director or executive officer) if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

________________________
[NAME]

________________________
[PRINTED NAME]

________________________
[DATE]

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